Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inrad Optics, Inc. Form S-8 filed under the Securities Act of 1933, as amended, of our report dated March 28, 2024, with respect to our audit of the consolidated financial statements of Inrad Optics, Inc. as of December 31, 2023, and for the year then ended, originally appearing in the Annual Report on Form 10-K of Inrad optics, Inc. for the year ended December 31, 2023.

March 28, 2024

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